Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into by and between SPQR Energy, Inc., a Texas corporation with offices at 19607 Piney Place Ct., Houston, Texas 77094, its parent and affiliates (hereinafter collectively referred to as “Seller”) and Exobox Technologies Corp., a Nevada corporation with offices at 2121 Sage Road, Suite 200, Houston, Texas 77056 ("Buyer"), effective the 22nd day of October, 2009.

W I T N E S S E T H:

That Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein.  Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed to, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF ASSETS

1.1	Assets To Be Sold.

1.1.1
Seller shall sell, transfer, assign, and deliver to Buyer, and Buyer shall purchase and receive all of Seller's right, title, and interest in and to the Assets set forth on Exhibit “A” attached hereto.

1.1.2
The transfer of the Assets shall occur and be made at Closing (as hereinafter defined in Section 9.2.1), and title to the Assets shall be made effective as of the Effective Date (as hereinafter defined in Section 2.2).  Seller and Buyer shall execute such additional documents as may be necessary to transfer the interests herein sold and purchased on the records of any purchaser of hydrocarbons produced from or allocable to the Assets.

1.2
Conveyancing Instruments.  The Assets to be conveyed by Seller to Buyer pursuant to Section 1.1.1 shall be conveyed subject to the express conditions, warranties and limitations contained in this Agreement.  The Assets to be transferred to Buyer pursuant to Section 1.1.1 shall be transferred pursuant to an Assignment and Bill of Sale.

2.	PURCHASE PRICE AND EFFECTIVE DATE

2.1	Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller or its respective designee the purchase price set forth in Exhibit “B” attached hereto.

2.2	Effective Date of Sale. The effective date of the sale of the Assets described in Section 1.1, hereof, shall be as of 5:00 p.m. on October 22, 2009, Central Time Zone (the "Effective Date”).

3.	ASSUMPTION OF LIABILITIES AND INDEMNIFICATION.

3.1
Abandonment Obligations.  Seller shall continue to operate the Assets on behalf of Buyer after Closing pursuant to an industry standard operating agreement and shall continue to be responsible for timely and fully satisfying all Abandonment Obligations (as defined below) associated with the Assets.  As used herein, the term “Abandonment Obligations” shall mean and include all obligations associated with and liability for (i) the plugging and abandonment of the Wells, (ii) the removal of structures, facilities, foundations, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings and equipment and machinery of any nature located on or used in connection with the Assets,  and (iii) the clearance, restoration and remediation of the surface and cleanup of the lands covered by the Leases associated with the Assets.

3.2
Contract Obligations.  Seller’s affiliates shall continue to serve as the Operator for the Assets on and after the Effective Date, and shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the Assumed Contracts and Buyer, subject to and conditioned upon the occurrence of the closing, as of the Effective Date, hereby assumes and agrees to be responsible for all obligations of Seller accruing under such Assumed Contracts on or after the Effective Date.  If any agreement or contract which is not an Assumed Contract and which materially affects the value of the Assets is discovered by Buyer or brought to Buyer’s attention by a third party after Closing, Seller and Buyer shall negotiate to resolve the assignment of rights and the assumption of obligations under such agreement or contract.  In the event the parties are unable to agree, then the matter shall be resolved by arbitration in accordance with provisions of Section 10.3. Seller shall retain all obligations and liabilities under any such disputed contract during the pendency of arbitration.

3.3
Buyer’s General Indemnification.  Buyer shall indemnify, defend and hold Seller, its directors, officers, employees, agents and representatives and affiliated or parent companies (which additional parties are hereinafter collectively referred to as the “Seller’s Parties”) harmless from any and all Claims (as hereinafter defined) arising out of, related to or connected with Buyer’s ownership of the Assets on or after the Effective Date, or arising out of any of the obligations or liabilities assumed by Buyer hereunder.  As used in any provision of this Agreement,  “Claims” shall mean all liabilities, losses, costs, damages, fees and expenses (including, without limitation, expenses associated with investigation of claims, testing, assessment and remedial actions), penalties, fines, obligations, judgments, costs of investigation, attorney’s fees, expert’s fees and disbursements of any kind or of any nature whatsoever, claims, actions, causes of action, demands, filings, investigations, and all costs of any administrative proceedings, arbitrations, settlements, mediations, suits or other legal proceedings.

3.4
Assumption and Indemnification of Environmental Risk and Environmental Liabilities by Buyer.  Buyer shall assume full responsibility for, and shall comply with and perform all environmentally-related duties and obligations with respect to the Assets for periods of time from and after the Effective Date and shall indemnify, defend and hold harmless Seller from and against any and all Claims under any Environmental Law (hereafter defined) with respect to the Assets for periods of time from and after the Effective Date.  The term “Environmental Law” here and in Section 4.6 means the Occupational Safety and Health Act, 29 U.S.C.A. §651, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.A. §6901, et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §9601, et seq.; the Clean Water Act, 33 U.S.C.A. §1251 et seq.; the Clean Air Act, 42 U.S.C.A. §7401, et seq.; the Safe Drinking Water Act, 42 U.S.C.A. §3001, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.A. §2701 et seq.; and all rules, regulations and orders adopted under the foregoing statutes applicable to any waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials, or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials, or hazardous substances on, included with, or from the Assets into the atmosphere or in or upon land or any water course or body of water, whether above or below the ground, and all other federal, state and local environmental and oil and gas laws and regulations, as well as all acts, laws, and regulations amendatory or supplemental thereto. As of the Effective Date, Seller represents that it not aware of any breach of any Environmental Law pertaining to the Assets.

3.5	Nothing contained in this section 3 shall act as a release or waiver of Seller for any acts or conditions in existence prior to the Effective Date.

3.6
Buyer expressly acknowledges and agrees that Claudio R. Roman has acted solely in his capacity as President and CEO of Seller, and not individually, with respect to this transaction and has no personal responsibility, involvement or liability for this matter in his individual capacity.

4.	TAXES AND PAYABLES

4.1
Payment of Taxes. All real estate, occupation, ad valorem, Equipment taxes and charges on any of the Assets, whether past, present or future, known or unknown, matured or unmatured, shall be prorated between Buyer and Seller as of the Effective Date.  Buyer shall be responsible for all oil and gas production taxes, severance taxes, windfall profits taxes, and any other similar taxes applicable to the Assets arising after the Effective Date. Both of the parties believe that the sale of the Assets is one occasional sale exempt from sales or use taxes.  In the event that any such taxes would be assessed against the transaction, however, Buyer assumes the sole risk and responsibility therefor and shall be solely responsible for all such taxes.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Seller's Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate:

5.1.1
Formation.  Seller is a corporation duly organized and validly existing, in good standing, under the laws of the State of Texas. Seller has the corporate power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

5.1.2
Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Seller and Seller is not subject to any charter, by-law, lien, or encumbrance of any kind, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

5.1.3
No Brokers.  Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

5.1.4
Asset Value.  As of the Effective Date, Seller warrants and guarantees that the Assets shall have a minimum fair market value of at least $22,500,000. The term “fair market value” as used herein means the Present Value Discounted by 10% as used by the NYMEX (PV10). In the event that the fair market value of the Assets as of the Effective Date is determined to be less than $22,500,000 pursuant to the third party Reserve Report provided by Seller and acceptable to Buyer, then the parties agree that the purchase Price for the Assets shall be adjusted accordingly and the parties shall execute such documents as are reasonably necessary to accomplish such adjustment. Seller further represents and warrants that there is no pending or threatened environmental claim or dispute under any Environmental Law and to the best of Seller’s good faith knowledge and belief, none is likely to occur as a result of all facts known to Seller about the Assets.

5.2	Buyer's Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

5.2.1
Formation.  Buyer is a corporation duly organized and validly existing, in good standing, under the laws of the State of Nevada and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

5.2.2
Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer and Buyer is not subject to any charter, by-law, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this Agreement.

5.2.3
No Brokers.  Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

5.2.4
DISCLAIMER OF WARRANTY BY SELLER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES THIS SALE OF THE ASSETS TO BUYER WITHOUT ANY WARRANTY AS TO THE CONDITION OF THE ASSETS, INCLUDING ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, IT BEING UNDERSTOOD THAT BUYER TAKES THE ASSETS "AS IS" AND "WHERE IS".  IN ADDITION, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, TAX CONSEQUENCES, ENVIRONMENTAL CONDITION. IN ADDITION, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS SALE, INCLUDING WITHOUT LIMITATION, THE QUALITY, QUANTITY OR ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, ITS AGENTS, REPRESENTATIVES OR EMPLOYEES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE, AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER.

6.	DUE DILIGENCE REVIEW.

6.1
Review By Buyer.  Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether defects exist.  Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a material defect resulting in Buyer’s decision to terminate this Agreement and not to close the transactions contemplated herein, Buyer shall promptly notify Seller in writing (a “Notice”) of all such defects and of Buyer’s decision to terminate this Agreement.

6.2
Stock Split.  Prior to the date on which the Assumed Debt set forth in Exhibit “B” is paid in full, Buyer shall not make any reverse split of any class of its stock or otherwise take any action to combine any class of its stock into a smaller number of shares without Seller’s prior, express written consent.

6.3	Access by Buyer.

(i)            Records.  Seller agrees that it will give Buyer, or Buyer’s authorized representatives, at Seller’s office and at all reasonable times before the Closing Date, access to Seller’s records pertaining to the ownership and operation of the Assets (including, without limitation, title files, division order files, general financial and tax accounting records, well files, health, safety and environmental records, lease files, abstracts, production records, joint interest billing records, records relating to platform and pipeline construction, operation and maintenance and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews contemplated in Section 7.  Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer.  Seller shall not be obligated to provide Buyer with access to any records or data which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege.

(ii)           Physical Inspection.  Seller shall give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date, physical access to the Assets for the purpose of inspecting same.  Buyer agrees to comply fully with all reasonable rules, regulations and instructions issued by Seller regarding the actions of Buyer while upon, entering or leaving the Assets.

6.4
Operation of the Assets:   Seller currently is the operator for the Assets. From and after the Effective Date, Seller shall remain as Operator of the Assets pursuant to the terms and conditions of an industry-standard Oil & Gas Operating Agreement to be approved by both Buyer and Seller. Seller may not be removed as Operator of the Assets unless and until the Bank debt related to the Assets is paid in full and/or Seller is released by the Bank with respect thereto.

7.	CLOSING, TERMINATION AND FINAL ADJUSTMENTS

7.1	Conditions Precedent. Each party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the other party of the following conditions:

7.1.1	Each party shall have performed and complied with all terms of this Agreement required to be performed or complied with by it at or prior to Closing.

7.1.2
No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by a party or any of its affiliates.

7.1.3	The representations and warranties contained in Sections 5 and 6 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

7.1.4	All consents under any of the Assumed Contracts have been obtained by the Seller.

7.2	Closing.

7.2.1
The Closing of the transactions contemplated herein and the transfer of the Assets shall occur on October 22, 2009, at 5:00 p.m., Central Daylight Time, or such other date, time, and place as Seller and Buyer may agree in writing (the "Closing").

7.2.2	At Closing, the following shall occur:

7.2.2.1	Buyer and Seller shall execute and acknowledge Assignments in the form and substance sufficient to convey title to the Assets in accordance with the terms of this Agreement;

7.2.2.2
Buyer and Seller shall execute and acknowledge any such other instruments as are reasonably necessary to effectuate the conveyance of the Assets to Buyer, including without limitation, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets; and

7.2.2.3	At the Closing, upon and against delivery of the documents and materials described in this Section, Buyer shall pay to Seller the Purchase Price.

7.3
Termination.  This Agreement and the transactions contemplated hereby may be terminated in writing, properly noticed, with or without cause, by Buyer or Seller at any time on or before the Closing. In the event of any such termination by either party, each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated herein, and neither party shall have any liability or obligation to the other in connection with this Agreement or the transactions contemplated herein.

8.	MISCELLANEOUS

8.1	Books and Records. Seller shall deliver to Buyer at Closing or within three (3) business days thereafter the Records.

8.2
Publicity.  Seller and Buyer shall each have the right to file one or more press releases related to this Agreement and the transactions contemplated herein. Provided, however, that no such press release shall be issued by either party without the express written approval of the other. Provided further that Seller shall have the unilateral right to file an 8-K with the SEC after Closing, announcing this transaction.

8.3
Entire Agreement.  This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by either party to the other with respect to such matters.  No amendment, waiver or modification shall be binding unless in writing and signed by both parties.  Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision.  This Agreement is for the benefit of Seller and Buyer only and not for the benefit of third parties.

8.4
Notices.  All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Buyer:	If to Seller:

Exobox Technologies Corp.	SPQR Energy, Inc.
2121 Sage Road, Suite 200	19607 Piney Place Ct.
Houston, Texas 77056	Houston, Texas 77094
Attn.: Mike Studdard	Attn.: Claudio R. Roman
Phone: (713) 625-7810	Phone: (713) 299-7075
Fax: (713) 625-7891	Fax: (832) 553-2803

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

8.5
Governing Law.  Except as otherwise set forth herein, this Agreement shall be governed by the laws of the State of Texas applicable to contracts to be wholly performed within Texas without regard to any conflicts or choice of law principles of Texas or any other jurisdiction.  The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated.

8.6
Confidentiality. Buyer acknowledges that all information furnished or disclosed by Seller pursuant hereto must remain confidential prior to Closing.  Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein "Representatives") who have agreed, prior to being given access to such information, to be bound by the terms of this Agreement as its bears upon confidential information and requirements of confidentiality found herein. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer and its Representatives shall promptly return to Seller all non-proprietary or non-interpretive materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof.

8.7
Survival.  The terms and provisions of this Agreement shall survive the Closing and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, sublessees and assigns.

8.8
Further Cooperation.  After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

8.9
Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

8.10
Exhibits.  All of the Exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as a part of the execution of this Agreement.

8.11
Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any materially adverse manner to the other party.

8.12
Expenses and Recording.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.  Buyer shall be responsible for the filing and recording of the Assignments and other instruments required to convey title to the Assets to Buyer. Buyer shall bear all required documentary, filing and recording fees and expenses incurred in connection therewith.

8.13
CONSPICUOUSNESS/EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, WHETHER ARISING IN TORT, CONTRACT, UNDER ANY STATUTE, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  THE PARTIES INTEND THAT THE LIMITATIONS UNDER THIS SECTION 8.14 IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR STRICT LIABILITY OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

IN WITNESS WHEREOF, the Parties hereto have caused their authorized representatives to execute this Agreement effective on the date first above written.

SELLER:		BUYER:

	SPQR Energy, Inc.		Exobox Technologies Corp.

By:		By:

	Claudio R. Roman, President		Kevin P. Regan, President

EXHIBIT “A”

Assets

Subject to the Assumed Debt described in Exhibit “B”, Seller shall sell, transfer, assign, and deliver to Buyer, and Buyer shall purchase and receive all of Seller's right, title, and interest in and to the following sixteen (16) oil and/or gas wells described in the real property records of  their respective counties in Ohio, effective as of the Effective Date herein:

1.	Haley R&G #1-K Well,	API No. 3400724268, 80.176650% Seller’s Net Revenue Interest sold to Buyer;
2.	Kenworthy #2 Well,	API No. 3405921698, 27.343750% Seller’s Net Revenue Interest sold to Buyer;
3.	Driggs #1 Well,	API No. 3405921244, 84.765600% Seller’s Net Revenue Interest sold to Buyer;
4.	Graham L #1 Well,	API No. 3409920404, 26.486250% Seller’s Net Revenue Interest sold to Buyer;
5.	Ewing #1 Well,	API No. 3409920237, 38.281250% Seller’s Net Revenue Interest sold to Buyer;
6.	Troutman C #1 Well,	API No. 3409920236, 38.281250% Seller’s Net Revenue Interest sold to Buyer;
7.	Miller Unit #1 Well,	API No. 3409920430, 26.486250% Seller’s Net Revenue Interest sold to Buyer;
8.	Marshall #1 Well,	API No. 3409920403, 26.486250% Seller’s Net Revenue Interest sold to Buyer;
9.	Radcliffe D #1 Well,	API No. 3411923190, 81.675000% Seller’s Net Revenue Interest sold to Buyer;
10.	Howell #1 Well,	API No. 3413322175, 83.851070% Seller’s Net Revenue Interest sold to Buyer;
11.	Grund M #1 Well,	API No. 3413321783, 84.937500% Seller’s Net Revenue Interest sold to Buyer;
12.	Mihalik Unit #1 Well,	API No. 3415123128, 83.851070% Seller’s Net Revenue Interest sold to Buyer;
13.	Morris R #1 Well,	API No. 3415723291, 84.937500% Seller’s Net Revenue Interest sold to Buyer;
14.	Morris R #1A Well,	API No. 3415723292, 84.937500% Seller’s Net Revenue Interest sold to Buyer;
15.	Hardorn Morris Unit #1 Well,	API No. 3415723290, 84.937500% Seller’s Net Revenue Interest sold to Buyer;
16.	JO Smith #1 Well,	API No. 3415723554, 85.158170% Seller’s Net Revenue Interest sold to Buyer

In addition to the above referenced wells, and subject to the Assumed Debt described in Exhibit “B”, the Assets include all of Seller’s right, title and interest in and to:

a. all of the oil and gas leases, agreements, lands and/or properties listed and described below (including any renewals, extensions, ratifications and amendments to such interests (collectively, "Leases");

b. all oil and gas wells, salt water disposal wells, injection wells and other wells, including the 16 wells identified above, located on or associated with the Leases (collectively the "Wells");

c. all structures, facilities, foundations, wellheads, tanks, pumps, compressors, separators, heater treaters, valves, fittings, equipment, machinery, fixtures, flowlines, pipelines, platforms, tubular goods, materials, tools, supplies, improvements, and any other real, personal, immovable and mixed property located on, used in the operation of, or relating to the production, treatment, non-regulated transportation, gathering, marketing, sale, processing, handling or disposal of hydrocarbons, water, and associated substances produced from the Leases (the “Equipment”);

d. all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid,  produced from or allocable to the Assets (as hereinafter defined) on and after the Effective Date (the "Hydrocarbons");

e. to the extent transferable, all contracts, permits, rights-of-way, easements, licenses, servitudes, transportation agreements, pooling agreements, operating agreements, gas balancing agreements, farm-in agreements pertaining to the Assets, INSOFAR ONLY as they directly relate and are attributable to the Leases, Wells, Hydrocarbons, or Equipment or the ownership or operation thereof, or the production, treatment, non-regulated transportation, gathering, marketing, sale, processing, handling or disposal treatment, sale, storage transportation, processing, handling or disposal of hydrocarbons, water, or substances associated therewith (the "Assumed Contracts"); and

f. records relating to the Leases, Wells, Hydrocarbons,  Assumed Contracts and Equipment in the possession of  Seller (the “Records”)and including as follows: all (i) lease, land, and division order files (including any abstracts of title, title opinions, certificates of title, title curative documents, and division orders contained therein), (ii) the Assumed Contracts; (iii) all well, facility, operational, environmental, regulatory, compliance and historic production files and (iv) all geological files relating to the Leases (the “Geologic Data”), but not including any records which (i) Seller is prohibited from transferring to Buyer by law or existing contractual relationship, or which (ii) constitute Excluded Assets (as hereinafter defined in Section 1.2).

All such Leases, Wells, Equipment, Hydrocarbons, Assumed Contracts, and Records are hereinafter collectively referred to as the "Assets."

EXHIBIT “B”

Purchase Price

As consideration for the sale of the Assets, Buyer shall pay to Seller or its designee(s) at Closing, the following:

1.  A five (5) year $1,500,000 convertible promissory note at seven point five percent (7.5%) annual interest, with a conversion price of $0.21 per share. Interest shall be payable in cash or unrestricted Exobox Technologies Corp. common stock at Seller’s sole option;

2.  1,163,00 shares of Exobox Technologies Corp. Series E convertible preferred stock, stated value $10.00 per share (the “Original Issue Price”) for a total aggregate value of $11,630,000, convertible to 24,357,143 shares of Exobox Technologies Corp. common stock at $0.477 per share, with a seven point five percent (7.5%) annual coupon which shall be payable in cash or unrestricted Exobox Technologies Corp common stock at Seller’s sole option; and

3.   3,000,000 shares of Rule 144 restricted Exobox Technologies Corp. common stock, for which, and for any other common stock issued to Seller,  Buyer will cause the law firm of  Brewer & Pritchard, P.C. to prepare a registration statement for filing with the SEC within ten (10) business days of filing related audited financials; and

4.   Buyer’s assumption of $3 million in total debt relating to the Assets, comprised of $2,800,000 in debt owed to Park City Bank, N.A. pursuant to its lien on the Assets (“Bank Debt”) and $ 200,000 in other payables pertaining to the Assets (“Payables”) (collectively the “Assumed Debt”). Provided further, that upon the closing after October 22, 2009 of (i) any debt financing of $10,000,000 or more either by Buyer or its subsidiaries or the last of any such debt financings which taken together equal $10,000,000 or more either by Buyer or its subsidiaries, or (ii) any equity financing of $8,000,000 or more by Buyer or its subsidiaries or the last of any such equity financings which taken together equal $8,000,000 or more either by Buyer or its subsidiaries, or (iii) the last of any combination of debt financings and equity financings either by the Company or its subsidiaries which taken together equal $8,000,000.00 or more (a “Redemption Event”), Buyer shall pay in full all of the principal and interest then accrued and unpaid on this Assumed Debt contemporaneously with such closing.  Also, upon the closing of an equity financing (or a series of equity financings) after October 22, 2009 less than $8,000,000 by Buyer or its subsidiaries (a “Partial Redemption Event”), Buyer shall pay at such closing an amount equal to 33% of the proceeds of the financing or series of financings and such amount shall be applied first to accrued interest then unpaid and next to principal related to the Assumed Debt, as set forth below.  Provided further, that in the event that Buyer generates average monthly income of at least $100,000 per month for any 2 consecutive months, then Buyer shall apply 50% of all such income above an average of $100,000 per month toward paying the outstanding interest and principal on the Assumed Debt. All debt reduction payments described herein, if any, shall be applied seventy percent (70%) to the Payables and thirty percent (30%) to the Bank Debt. Once all Payables are satisfied or otherwise extinguished, all debt reduction payments shall be applied to the reduction of the Bank Debt.